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2019 Annual Report Invest because the future depends on it

BlackRock is investing to help more and more people experience financial well-being

$10,000 invested in global equity markets on January 1, 2009â€Š—â€Šand left alone over a decadeâ€Š—â€Šwould be $30,000 today. $10,000 invested every year over a 4-decade long career would be $200,000 of annual income at retirement. Yes, that’s annual. That is the power of investing. The power of BlackRock is that each day, we better position ourselves to help the world invest so that we can live our purpose. We invest on behalf of clients, because their futures depend on it. And we invest in BlackRock, because our future depends on it. BlackRock Annual Report 2019 1

Whole Portfolio Solutions Portfolio Construction & Risk Management Technology Diverse Investment Platform Thought Leadership Sustainabilit

to be a whole portfolio partner All of our clients invest with purpose: pension funds, because workers’ retirement incomes depend on it; governments, because their people and infrastructure depend on it; charitable foundations, because their causes depend on it. Investing is often associated with beating a benchmark or minimizing tracking error, but when it comes down to peoples’ futures, picking one active or index fund is not the answer. Institutions and wealth managers need partners who understand their goals and their challenges. Partners who can deliver everything from a wide    range of investment building blocks (funds), to advice and technology for managing risk, allocating assets and constructing portfolios, to thought leadership on how to navigate what’s going on in the world around us. BlackRock has deliberately invested in our business to be a whole portfolio partner for our clients. We’ve invested to build a comprehensive platform across active, index, alternative and cash investment strategies. We’ve invested to build leading risk management and portfolio construction technology through our Aladdin® platform. We’ve invested in the people and infrastructure required to    produce valuable thought leadership through our BlackRock Investment Institute. And we continue to innovate in technology and areas like factor-based investing and sustainability so we can stay ahead of our clients’ evolving needs. BlackRock builds whole portfolio solutions for clients to help them reach their goals. And this ability is facilitating deeper, strategic partnerships with more clients than ever before. Our ability to be clients’ partner of choice drove a record $429 billion of net inflows in 2019. $7.4 trillion of AUM AUM by Product Type Equity: 52% Fixed Income: 31% Multi-Asset:8% Cash: 7% Alternatives: 2% AUM by Style Non-ETFIndex:36% iShares® ETFs: 30% Active: 27% Cash: 7% BlackRock Annual Report 2019 3

to generate differentiated growth BlackRock’s early and often investments in our business are enabling us to generate differentiated growth in the asset management industry. This is especially true in iShares and illiquid alternatives, where our investments to stay ahead of client needs generated a combined $895 billion of net inflows, or 70% of BlackRock’s organic growth, over the last 5 years. Today, iShares and illiquid alternatives represent 31% of BlackRock’s assets and 36% of BlackRock’s revenue, and we believe they will continue to be outsized contributors to our 5% organic growth target going forward. iShares and illiquid alternatives are two of the fastest growing areas at BlackRock, driven by strong client demand. 5% BlackRock 12% Illiquid Alternatives In today’s low-yield environment, clients are using illiquid alternatives to help them achieve their return and diversification goals.    13% iShares Clients are using iShares across their entire portfolio because iShares ETFs offer transparency, value and convenienceâ€Š—â€Šthings they want in every aspect of their lives.    Average Organic Asset Growth Over The Last 5 Years 4 BlackRock Annual Report 2019

iShares We have consistently invested in iShares, bringing innovative new products to market, expanding how ETFs can be used and ensuring we have the technology platform to manage these ETFs to the highest level of quality. Because there is no one ETF buyer, BlackRock offers more than 1,000 iShares ETFs around the world, enabling us to serve a variety of investor types, from the most sophisticated institution to an individual who is making their very first investment. By providing a convenient and transparent way to access investment opportunities at good value, iShares ETFs are making investing more accessible and helping more and more people with different needs and objectives meet their investment goals. Demand continues to be strong in fixed income ETFs as investors seek replacements for individual bond holdings, and ongoing strength in our factor ETF lineup Illiquid Alternatives BlackRock manages $98 billion in illiquid alternative assets for clients and we have invested to build a diversified platform across real estate, infrastructure, private credit, private equity solutions, Long Term Private Capital and alternative solutions. Our talented investment professionals are further enabled with industry-leading technology as well as proprietary deal sourcing that truly spans the globe. As a diverse manager across traditional and alternative assets, BlackRock has the benefit of managing illiquid strategies for clients in the context of their entire portfolios. That perspective, combined with our differentiated portfolio construction capabilities,    demonstrates that investors are using ETFs to help generate active return in their portfolios. One of the fastest growing segments within the ETF market is sustainable ETFs, as investors seek affordable ways to align their long-term financial objectives with sustainability objectives. BlackRock offers the world’s largest lineup of sustainable ETFs and we have committed to doubling our offering of sustainable ETFs to 150 in the next few years. Globally, equity ETF strategies make up only 5% of the total size of equity markets, while fixed income ETFs make up an even smaller fraction, less than 1%, of the total size of fixed income markets. The iShares team’s goal is to maintain our industry leadership while growing the ETF market as a whole, by making ETFs useful tools for more and more investors. scale and strong performance, enables BlackRock to deepen partnerships with clients while capturing the growing demand in this space. Private market investments, such as infrastructure, benefit not only clients, but often have very direct impacts on society, including the local communities where they are situated, as well as the individuals who work on the development, operation and maintenance of such assets. For example, BlackRock manages one of the largest renewable power platforms in the world, with $9 billion of invested and committed capital, which supports over 270 wind and solar projects globally. BlackRock Annual Report 2019 5 to lead in technology 240K+ users of BLK technology 65+ countries in which Aladdin is used 6.5+ portfolios analyzed on Aladdin 6 BlackRock Annual Report 2019

Asset management is both a people business and an information processing business. Talented people, working with best-in-class tools and information and a disciplined process, deliver better investment outcomes for clients.    That is why we invest in Aladdin, BlackRock’s unifying technology platform: to make complex investment data more transparent and actionableâ€Š—â€Šfor ourselves and others. In 2019, we sought to fill a gap in Aladdin. Our investment platform could serve a whole portfolio, but our technology platform could not fully do so. Aladdin was incomplete in its alternatives capabilities and we knew this was going to be an area of increased demand from our clientsâ€Š—â€Šso we invested in it. By acquiring eFront, the world’s leading end-to-end alternative investment software and solutions provider, and integrating it with Aladdin, we now offer clients the most comprehensive investment and risk management operating system in the world. In addition to the enhancements we’ve made in Aladdin to serve the institutional investor market, we have also been focused on providing the same level of portfolio risk analysis and client service to the wealth management industry. Aladdin Wealth brings the power of Aladdin to wealth managers, who are looking to add value to how they engage with their customers by building out rigorous portfolio construction and risk management capabilities to drive toward intended investment outcomes. We also offer a variety of tools to help financial advisors build better portfolios for their clients, like iRetire and Advisor Center. Our technology investments enable BlackRock and clients to operate global, multi-asset organizations at    scale and with efficiency. Technology enables people to make more informed decisions and construct better portfolios and we are continuously innovating and developing Aladdin’s capabilities in response to new market and client demands. For example, as sustainability risks are becoming increasingly material for asset and risk pricing, we are integrating environmental, social and governance (“ESG”) factors analysis into Aladdin and are developing tools to deepen understanding of material ESG and climate risks. BlackRock invests to be the leading provider of technology for investing. By doing so, we aim to continue to deliver low-to-mid teens technology services revenue growth for shareholders over the long term. BlackRock Annual Report 2019 7

16,200 employees 100+nationalities and languages 8 BlackRock Annual Report 2019 to have a global perspective BlackRock is entrusted to manage assets on behalf of clients in over 100 countries around the world. These clients range from the largest pension funds to individual financial advisors, and each has their own needs, objectives and time horizons.    We operate as a truly global company because the needs of clients in São Paulo differ from those in London, and those in Abu Dhabi differ from those in Hong Kong. The market dynamics are different. The cultures are different. The way people save and invest are different. More than ever before, clients want help navigating an ever more complex and interconnected world. That is why, in addition to our whole portfolio investment and technology platform, we have also invested to build a truly global footprint and employee base that reflects the diversity of our clients.    We formed the BlackRock Investment Institute (“BII”) to leverage our expertise and create a global knowledge-sharing platform. BII provides insights on the global economy, markets, geopolitics and long-term asset allocationâ€Š—â€Šall to help our clients and portfolio managers navigate global financial markets. Our Global Public Policy team engages with academics and policymakers around the world to advocate for policies that increase financial market transparency, protect investors and facilitate responsible growth of capital markets, while preserving consumer choice.    BlackRock Annual Report 2019 9

in BlackRock’s future BlackRock’s future depends on our clients. They are why we invest to be a whole portfolio partner who can provide comprehensive investment solutions, leading technology capabilities and insights on the changing investment landscape. BlackRock’s future depends on our employees, who are working every day to enhance our investment platform, expand our technology capabilities and deliver the global BlackRock platform at a local level. We invest in every employee and work every day to create an environment where they feel valued, included and encouraged to reach their full potential. BlackRock’s future depends on our communities. We have a social responsibility to make a positive impact and that is why we invest to support a more inclusive and sustainable economy through our social impact efforts. We have to earn our social license to operate by living our purpose in every way. BlackRock’s future depends on our shareholders, who provide us with the capital we need to build a resilient business and deliver growth over the long term.

BlackRock's future depends on the long-term growth and value we provide for all of our stakeholders and this is why we are committed to your future.

Laurence D. Fink
Chairman and Chief Executive Officer

Robert S. Kapito
President

Geraldine Buckingham
Head of Asia-Pacific

Edwin N. Conway
Global Head of BlackRock Alternative Investors

Frank Cooper III
Chief Marketing Officer

Robert W. Fairbairn
Vice Chairman

Robert L. Goldstein
Chief Operating Officer and Global Head of BlackRock Solutions

Ben Golub, PhD
Chief Risk Officer

Philipp Hildebrand
Vice Chairman

J. Richard Kushel
Head of Multi-Asset Strategies and Global Fixed Income

Rachel Lord
Head of Europe, Middle East and Africa

Mark S. McCombe
Chief Client Officer

Christopher J. Meade
General Counsel and Chief Legal Officer

Manish Mehta
Global Head of Human Resources

Barbara G. Novick
Vice Chairman

Salim Ramji
Global Head of iShares and Index Investments

Gary S. Shedlin
Chief Financial Officer

Derek Stein
Global Head of Technology & Operations

Mark K. Wiedman
Head of International and of Corporate Strategy

BlackRock Annual Report 2019 11

Laurence D. Fink Chairman and Chief Executive Officer Sunday, March 29, 2020 To our shareholders, When I originally sat down to write this letter, I was in my office, thinking about how to describe the events of 2019 and what BlackRock achieved last year. Today that seems a distant reality. BlackRock’s offices globally are nearly empty and instead, I write to you in isolation from home, like millions of other people. 12 BlackRock Annual Report 2019

Since January, the coronavirus has overtaken our lives and transformed our world, presenting an unprecedented medical, economic and human challenge. The implications of the coronavirus outbreak for every nation and for our clients, employees and shareholders are profound, and they will reverberate for years to come. The virus has taken a severe toll. It has killed or sickened hundreds of thousands, and even for the healthy, it has dramatically altered daily life and threatened financial security. For governments, it has presented the astounding challenges of implementing quarantines on a scale never before seen and of responding to the economic and financial fallout from them. For the private sector, it has upended how companies operate and the demand for their products and services, with small businesses and their employees invariably shouldering the greatest burden. And medical professionals, in almost all cases operating with insufficient supplies and a lack of hospital capacity, are faced with wrenching decisions about how to keep the most people alive. These medical professionals, on the frontline in this crisis, are today’s heroes. In my 44 years in finance, I have never experienced anything like this. The outbreak has impacted financial markets with a swiftness and ferocity normally seen only in a classic financial crisis. In a matter of weeks, global equity benchmarks fell from record highs into a bear market. A market-wide circuit breaker at the New York Stock Exchange, built to give traders a pause and dampen extreme volatility, was triggered for the first time since 1997, then triggered three more times in quick succession. These conditions were exacerbated by record low liquidity levels in US Treasuries, which serve as a benchmark for pricing risk across the market. The outbreak has not simply pressured financial markets and near-term growth: it has sparked a reevaluation of many assumptions about the global economy, such as our infatuation with just-in-time supply chains or our reliance on international air travel. Even more profoundly, people worldwide are fundamentally rethinking the way we work, shop, travel and gather. When we exit this crisis, the world will be different. Investors’ psychology will change. Business will change. Consumption will change. And we will be more deeply reliant on our families and each other to stay safe. As dramatic as this has been, I do believe that the economy will recover steadily, in part because this situation lacks some of the obstacles to recovery of a typical financial crisis. Central banks are moving quickly to address problems in credit markets, and governments are now acting aggressively to enact fiscal stimulus. The speed and the shape of these policies are deeply influenced by the world’s experience during the global financial crisis in 2008. I also believe their actions are likely to be more effective and work more quickly since they are not fighting against the same structural challenges as they were a decade ago. That is not to say the world is without risk, nor to suggest that the market has reached its bottom. It is impossible to know. There are also significant challenges ahead for heavily indebted businesses, and if governments are not careful in the design of their stimulus programs, the economic pain from the outbreak will fall disproportionately on the shoulders of the most economically vulnerable individuals. Because of the nature of the crisis and its ability to reach us all, we are reminded of our shared humanity as we tackle this outbreak together. To defeat this crisis, we need a response that cuts across partisan lines and national boundaries. I have always believed in a long-term view. I have advocated for it in letter after letter. And I believe long-term thinking has never been more critical than it is today. Companies and investors with a strong sense of purpose and a long-term approach will be better able to navigate this crisis and its aftermath. At BlackRock, we take a long-term view of markets, and we take a long-term view in the way we run our company. The world will get through this crisis. The economy will recover. And for those investors who keep their eyes not on the shaky ground at our feet, but on the horizon ahead, there are tremendous opportunities to be had in today’s markets. BlackRock’s biggest responsibilityâ€Š—â€Šnow more than everâ€Š—â€Šis to help our clients navigate this market environment and stay focused on long-term returns. To ensure we could continue to serve clients around the world, despite the pandemic, we rebuilt BlackRock beyond the walls of BlackRock. On many days in recent weeks, we have had over 90% of our people around the world working from homeâ€Š—â€Šmanaging portfolios, serving clients and building technology. This is no small task. Our employees are caring for their families and loved ones while also adjusting to remote work and the challenges of isolation. Making this transition successful has depended on careful planning and robust technology. But above all, it has depended on BlackRock’s strong and deep-seated culture. Our commitment to each other, to our clients and to our shared sense of purpose has bound us together during this difficult period and enabled us to continue to serve our clients and our communities. Since the emergence of coronavirus in mid-January, the BlackRock Investment Institute has devoted itself to helping investors understand the economic and financial implications of the outbreak and resulting volatility, hosting numerous calls for thousands of people and publishing a steady stream BlackRock Annual Report 2019 13 of research and insights. Our portfolio managers and relationship managers are in close contact with clients through phone calls and video conferences, making sure that our clients are safe and healthy, that they have the information they need and get prompt answers to their urgent questions.

We continue to help clients position themselves to achieve their long-term objectives, and BlackRock's frequent engagements with these clients over time and our deep understanding of their purpose enable us to better serve them in times like these. For some clients, the recent sell-off created an attractive opportunity to rebalance into equities. Indeed, many of our clients—even those who generally have a heavy allocation to fixed income due to their risk profiles—are looking to increase their equity allocation in this market.

As clients seek to adjust their portfolios in this environment, we are focused on making sure they have the right tools and technology to do so. *iShares®* ETFs once again proved to be extremely valuable tools for clients in their portfolios. As markets experienced significant stress related to concerns over the global spread of the virus, ETFs traded in record volumes, including $1.4 trillion in the US alone, or 37% of all US equity activity compared to a 27% average for 2019. ETFs are serving as tools for price discovery and delivering incremental liquidity and value.

As in past periods of market stress, BlackRock, through our Financial Markets Advisory practice, is again serving and advising governments as they seek new ways to support the households, businesses and economies of their respective nations in this unprecedented situation. We are honored to have been selected to assist the Federal Reserve Bank of New York and the Bank of Canada on programs designed to facilitate capital to businesses and support the economy. We will continue to work with governments around the globe to help them navigate this difficult period. Work like this—focusing our expertise and capabilities on major public challenges—is our purpose in action.

BlackRock is able to deliver for our clients during these volatile periods because of the commitment we have placed on resilience: on helping our clients manage risk and building both an investment platform and a business strategy that can weather the unforeseen. Resilience is about much more than withstanding a sudden shock to markets—it also means understanding and addressing long-term structural changes. I allocate a large part of my time to meeting with clients around the world, and from my experience, that ability to adapt, to listen to clients and to deliver what they truly need is what continues to drive BlackRock's success.

This willingness to innovate, to take risks and to confront the biggest challenges is who BlackRock is.

The money we manage belongs to our clients, and we can only serve them if we address how global changes will impact their outcomes. We can only serve our shareholders if we focus on the long term and constantly evolve our business, driving industry dynamics instead of reacting to them. And we can only serve our full set of stakeholders—from our employees to the communities where we operate—if we continue to make a positive contribution to society. Through these times, we remain firmly committed to our stakeholders by focusing on leading the evolution of asset management.

The Asset Management Landscape

As our industry continues to go through a period of consolidation, fee compression and technological transformation, at the center of our business strategy is anticipating this change and always evolving the firm from a position of strength. The biggest change for asset managers will be how we use technology. In the future, asset managers have to be as good at using technology as anything else they do—and as good at it as any tech firm. It has to be part of who they are. Asset managers will have to fully integrate technology to connect with clients, generate investment insights, create operational efficiencies and unify their organization on a single platform. And volatility of the markets, and the speed with which they have moved these past few weeks, reinforces once again how essential technology is to managing risk today.

The decade following the financial crisis was a positive environment for many asset managers. A strong market backdrop benefited the industry and during this time, many managers passed along the benefits to shareholders by expanding margins and returning capital through dividends and repurchases. Too few, however, invested in innovation to build resilience and stay ahead of emerging trends that are impacting the industry in full force today.

One of the most important of those trends is demand from clients for a **whole-portfolio approach**.

Over the last decade, investors increasingly recognized that portfolio construction, not security selection, drives the majority of returns. This knowledge helped motivate our 2009 merger with Barclays Global Investors. We knew that combining index and active would benefit our clients and help them build more effective portfolios. The years since the merger—and the academic research on the

14 BlackRock Annual Report 2019

importance of beta Šhave validated our decision. And this intellectual transformation, in turn, has driven an industry transformation, as investors have increasingly sought out managers such as BlackRock that have the offerings, technology and client service capabilities to execute a whole-portfolio approach. This approach is even more important in today’s environment, with interest rates back at historic lows, the price of oil down more than 50% since the beginning of the year and equities globally in bear market territory. As clients grapple with these developments, they are turning to us because we understand and can serve their entire portfolio with a full spectrum of investing capabilities. The growth BlackRock has generated and the strength of our client relationships are the fruits of a deliberate and careful corporate strategy. The transformative acquisitions we have made were done from a position of strength, not under the pressures that many of our competitors are facing. Even then, combining two businesses wasn’t easy. But we had the time and the resources to make them work and that enabled us to build the resilient firm that clients and shareholders demand. BlackRock’s resilience is especially evident in times like these. Our stock price declined 14% since the beginning of the year, and although I am by no means happy with this performance, BlackRock    Total return over the +182% last decade +75% January 1, 2010 December 31, 2019 BlackRock Large Cap Traditional Peers Source: FactSet. The performance graph is not necessarily indicative of future investment performance. Large Cap Traditional Peers represent AB, AMG, BEN, EV, IVZ, LM and TROW. The way we connect with clients and deliver solutions to them is also changing, particularly in the wealth management industry. Much like institutions, retail investors are demanding more transparency, better service and a more portfolio-based approach. Between these expectations and new regulations, distribution models in the US and Europe are moving away from commissions toward fee-based advisory models. Additionally, we saw direct brokerage platforms eliminate trading commissions in the US. This is a good thing for more people, because it makes it easier for them to invest and benefit from the growth of capital markets. But it will also fundamentally change the distribution landscape for years to come. Because of these changes, we are having more comprehensive conversations with wealth managers about delivering investment solutions and risk management and portfolio construction technology that can help them build portfolios at scale for their own clients. Very few managers apart from BlackRock can offer clients that full set of capabilities. As a result, we are seeing massive consolidation in our industry. Because of the speed of changes in the world today, asset managers are looking to acquire rather than build many of their capabilities, from product offerings to client bases to distribution networks to technology. is outperforming broader equity markets and the asset management industry. Our work is not done. Our strategy for growth is designed to withstand difficult periods such as this, and will carry us through this period. As the industry and investment landscape continue to change, we intend to be at the forefront of trends that will shape our ability to grow as a firm and deliver our clients the best possible set of outcomes. BlackRock’s Strategy for Long-Term, Resilient Growth BlackRock’s approach to evolution and innovation isn’t something we do in bursts or sporadically. It’s a constant of our culture. We are always reassessing and changing our business to see how we can better serve clients, looking for ways to reallocate and seeking new opportunities. This approach is integrated into every level of the business and encouraged in every employee. It is overseen by BlackRock’s Global Executive Committee, our 19 most senior leaders across the firm, who dedicate significant time to understanding the short- and long-term impacts these trends will have on our clients and business. In normal times, we meet as a group on a weekly basis to discuss and debate these topics. More recently, however, because of the severity of the crisis and how quickly things are moving, BlackRock’s Global Executive Committee is meeting daily by videoconference. These meetings cover everything from ensuring we are operating effectively to monitoring and managing the health and safety of our employees and their families to coming together to address the unique needs of our clients during this time. While we have adapted and pivoted our primary focus to our short-term strategy, we continue to examine and develop BlackRock’s long-term strategy. We regularly review this strategy with BlackRock’s Board of Directors and did so most recently earlier this month. We have promised our shareholders that we aim to deliver an aspirational 5% organic growth target over thelongterm. Our strategy for achieving this target over the long term is to invest in the primary engines driving BlackRock’s growth today and over the next several years: iShares, illiquid alternatives and technology, innovate in alpha creation and most importantly, continue leading as the whole-portfolio provider to clients by staying ahead of their needs. ETFs Are a Tool for Every Portfolio Technology firms are so successful today not necessarily because of their underlying technology, but because their platforms create better price disclosure, greater efficiencies and ultimately, more convenience and simplicity for the end user. This is the same reason ETFs are so successfulâ€Š—â€Š because they are technology: they bring these same characteristics of transparency, convenience and simplicity to asset management. And during the recent turmoil, the biggest test ETFs have ever faced, they once again proved their resilience and their ability to increase transparency and price discovery. ETFs have become one of the most important tools in modern finance. Today, ETFs are being used across many portfolios. In a whole portfolio landscape where investors are focused on outcomes, I’ve seen firsthand the steady adoption of ETFs by clients as more than just a way to access market cap-weighted index exposures. Our 16 BlackRock Annual Report 2019 iShares AUM A decade of strong iShares growth with significant opportunities ahead $2,240 B $494 B 12.31.2009 12.31.2019 clients are using them as tools for alpha generation, factor returns, advancing sustainable investing outcomes and more. The biggest transformation we have seen so far is in fixed income, where ETFs are transforming and modernizing the $100 trillion bond market itself. Given how essential bonds are to the global economyâ€Š—â€Šas a source of risk management and returns for investors, as a source of capital for companies and governmentsâ€Š—â€Šthe lack of structural innovations to the bond market for many years was surprising. For decades, bond markets largely stayed the same. And in fact, investing in bonds became more difficult following the global financial crisis, as greater regulatory oversight and capital restrictions significantly reduced banks’ balance sheets and as a result, bond inventories. Fixed income ETFs have seen such tremendous growth precisely because bond markets have historically been so difficult to access. Even a decade ago, bond trading was very similar to when I first started my career at First Boston in 1976: buying and selling bonds was all done over the phone, the difference between the value of the bond and what you paid was sizable, and pricing was opaque and could vary significantly from one broker to another. It was expensive for even the largest institutions to manage a diversified fixed income portfolio, while many individuals could only hold bonds through high-priced, actively managed mutual funds.

We saw the potential of fixed income ETFs when we launched the first *iShares* fixed income ETF nearly two decades ago. We recognized that through an exchange-traded basket of fixed income securities, clients could quickly access (or sell) a diversified range of fixed income exposures—from treasuries to credit to emerging market debt—all without needing to go to bank balance sheets. And as adoption of fixed income ETFs increases, we are seeing a virtuous cycle at play. The need to price and trade large baskets of bonds has pushed the industry to develop algorithms that can price thousands of bonds simultaneously and technology to trade electronically. This, in turn, is creating more liquidity, transparency and efficiency in the bond markets for clients. Fixed income ETFs and *iShares* are not only essential tools in a modern bond market, but they themselves are helping to drive this modernization.

The benefit of fixed income ETFs becomes amplified in times of market stress. When liquidity disappears in the underlying bond markets, the transparency of an ETF allows clients to price the underlying bonds. And the ability for buyers and sellers of the ETF to meet directly on exchange, and trade in secondary markets creates an additional layer of liquidity for clients. That capability is why ETFs—both in equity and fixed income—are fast becoming investors' go-to vehicles for quickly taking off risk exposure in times of market volatility. More and more investors are recognizing these benefits, and we saw record flows into our *iShares* fixed income business last year.

This work is just one part of the *iShares* growth strategy. We are investing to create stronger market and trading infrastructure for all ETFs so we can continue delivering quality to our clients. And we continue to expand the way investors use ETFs to access critical exposure and achieve their outcomes.

Sustainable and factor strategies, for example, were for many years high-fee or available only to large institutions through customized separate accounts. BlackRock is already making these strategies more accessible to more people at better value. We built the industry's largest offering of both sustainable and factor ETFs, because we believe all investors should have equal access to a better future. There shouldn't be high hurdles for those who want to act, and people should have more choice for how to invest their money. In line with this belief, we have committed to doubling the number of sustainable ETFs and index mutual funds we offer to more than 150 over the next few years.

A New Era for Alpha Generation

The rise of ETFs has coincided with a fundamental shift in the culture and process of alpha generation. We have worked hard at BlackRock since our founding to avoid the star manager culture that has defined our industry for decades. Alpha remains attainable, but the process for generating insights is also changing.

BlackRock's investment performance is strong

% of assets performing above benchmark or peer median



1 Year
3 Year
5 Year
Taxable Fixed Income
87%
86%
89%
Tax-Exempt Fixed Income
61%
79%
77%
Fundamental Active Equity
71%
76%
82%
Systematic Active Equity
54%
84%
82%

BlackRock Annual Report 2019 17

$974M 2019 technology services revenue 15% Technology services revenue compound annual growth rate over the last10 years 900+ Aladdin and eFront clients in68countries 430K Transactions processed per day on Aladdin 18 BlackRock Annual Report 2019 The sheer volume and rate of growth of publicly available data is creating significant opportunities for investors who can leverage technology to process and analyze it in a consistent, reliable way. Today, clients are demanding greater transparency and persistent returns, because many have realized they were paying high fees for far too long and not getting the outcomes they needed in their portfolios. We’re in a new era for alpha generation that requires going beyond the old standard: we need to align incentives, increase transparency and innovate through technology and product construction. A key focus area for us is illiquid alternatives. Low yields, a shortage of long-duration instruments and a view that alpha is more attainable in private markets is driving client demand for illiquid alternatives, particularly from those who need to match long liabilities. Bigger allocations to private markets are a good thing for clients looking for higher, uncorrelated returns and for asset managers who can deliver on those expectations. BlackRock is launching innovative strategies that set new standards for incentive alignment and address unmet client needs, such as Long Term Private Capital. In a landscape where competition is intensifying for the best deals (and consequently, the strongest returns), we are leveraging our global footprint and scale to source the highest quality investments for clients. And just as we expanded our ETF offerings to make investing accessible to more people, we’re also working on ways to deliver alternative investments in a safe and risk-managed way to more individuals. We are also putting an increased focus on sustainability across our alternatives platform. We have already built one of the industry’s leading renewable power franchises, but we are going further. Our alternatives specialists integrate ESG considerations across the platform in order to help our clients manage risk more effectively and achieve out performance. In order to maximize sustainability and to source and manage the best opportunities for our clients, we are also transforming the way that alternatives are managed. Through our acquisition of eFront and its integration into Aladdin®, we are bringing an unprecedented level of transparency and analytics to alternatives. This capability will provide visibility across asset classes, geography and macro trends, enabling BlackRock and our clients to manage risk and construct portfolios more comprehensively across public and private markets.

Powering Our Business Through Technology Technology has always been central to BlackRock’s investment approach, but new advances are deepening the ways in which we can use it to help clients and improve our own operations. I view technology as an extension of our commitment to meeting client needs and delivering outcomes. It is why we built Aladdin, because asset management is about processing and understanding information: market data, risk factors, clients’ objectives and more. It’s also why we are constantly working to evolve the platform to meet the needs of our clients and investment professionals. Evolving Aladdin enables us to better serve clients. Clients are turning to us for a unified technology platform that can help them see their entire portfolio clearly and run their businesses more effectively. We’re looking to provide clients with better information on the entire portfolio and better tools to analyze that information—â€Šin short, making Aladdin the language of portfolio construction. And we’re bringing these capabilities to wealth managers and financial advisors, because just as iShares makes investing more accessible, Aladdin makes portfolio construction and risk management more accessible to more people. I wrote earlier about the changing wealth landscape. In a fee-based advisory world, technology that simplifies portfolio construction and risk management is more important than ever before for the industry and for clients looking to achieve financial well-being. Preparing for the Future of Asset Management ETFs, illiquid alternatives and technology will drive BlackRock’s growth this decade. But we cannot just focus on what’s happening in front of us. BlackRock has always dedicated time and resources to taking a step back and looking at our business and our industry beyond a five- or even ten-year time horizon, because it’s equally important to plant the seeds for the biggest opportunities yet to come. In January of this year, we took a number of actions to make sustainability our new standard for investing. As I wrote in my 2020 letter to CEOs, climate change will have a profound impact on our global economic system, from how food is produced, to where people are able to live to how diseases spread globally. These changes will reshape global finance by driving a significant repricing of risk and assets. And, the pandemic we’re experiencing now highlights the fragility of the globalize world and the value of sustainable portfolios. We’ve seen sustainable portfolios deliver stronger performance than traditional portfolios during this period. When we emerge from this crisis, and investors rebalance portfolios, we have an opportunity to accelerate into a more sustainable world. In a January letter to our clients, BlackRock’s Global Executive Committee explained why we must place sustainability at the core of our approach as an investment manager. Since January, we have made substantial progress in executing on many of the commitments outlined in that letter. And, our actions around sustainability remain part of BlackRock’s longstanding commitment to staying ahead of our clients’ needs and to evolving our firm as the world around us presents new and uncharted challenges for investors. Our focus on long-term opportunity and structural change is also reflected in the way we approach growing markets, such as China. I continue to firmly believe China will be one of the biggest opportunities for BlackRock over the long term, both for asset managers and investors, despite the uncertainty and BlackRock Annual Report 2019 19

Sustainability as BlackRock’s New Standard for Investing January 2020 Deepening integration of sustainability across investment and risk management processes Expanding sustainable investment offerings, including doubling sustainable ETFs Reducing ESG risk in our actively managed discretionary portfolios Increasing action on sustainability in investment stewardship activities decoupling of global systems we’re seeing today. We continue to invest in our presence in China and our local investment expertise, so we can help clients navigate this large and growing opportunity as they seek to increase exposure to China’s onshore assets. We are also focused on building our presence as a manager for Chinese clients. China’s $14 trillion asset management industry is the third largest in the world, and as the Chinese market opens to foreign asset managers, our global reach and whole-portfolio approach will help us become the leading foreign asset manager in China. Our commitment to look into the future, to fight against complacency and to make bold decisions is what will drive us forward. We invest for the long term because BlackRock’s futures—â€Šfor our clients, our shareholders, our employees and mores—â€Š depends on it. BlackRock’s Culture and Our Commitment to Stakeholders Eight founders—â€Šsix men and two womenâ€Š—â€Šstarted BlackRock thirty-two years ago with a commitment to do things differently. During the stock market crash in 1987, we saw people lose much of their life savings in a matter of a few hours. These people and institutions were invested in the markets but were not intimately aware of the risks associated with their investments. BlackRock sought to fill a gap by bringing rigorous risk awareness and risk management to the investment industry. From the earliest days of BlackRock, we were focused on building a strong, unified culture: one that is innately focused on the needs of our clients; one 20 BlackRock Annual Report 2019 that is aware of the value of our people; one that is powered by a deep commitment to making a positive contribution to society. As we’ve grown, that culture has continued to fuel BlackRock. It permeates every level of the organization and I truly believe is what ultimately sets us apart from not only other financial services firms, but other great companies. As businesses have adjusted to operating in a much more virtual environment because of the coronavirus outbreak, staying connected is more challenging, but also more important than ever before. It requires clear planning, agile use of technology and a great deal of patience and personal flexibility. But most of all, it requires a strong culture. Our employees are working in a challenging environment and deserve increased support and attention. In recent weeks, we have made a priority of clear and frequent communications from senior leaders as well as a range of internal communications to help employees connect with each other and the firm. Although we are physically separated, we are continuing to strengthen the bonds of the firm. That is what enables us to deliver for clients and continue to grow BlackRock. Delivering on our commitments to our clients requires the constant re-investment in our business that I’ve discussed. But re-investment in our business wouldn’t mean anything if we did not have the right people to carry it out. Every September, BlackRock’s Board dedicates an entire meeting to talent and succession planning where they review our process and pipeline for key senior leaders. While I have no intentions of leaving BlackRock anytime soon, I also will not be here forever. I have worked closely with my Board of Directors over the last decade to ensure we have a thoughtful plan and process in place for not only my successor, but every senior leader at the firm who plays a critical role in BlackRock’s day-to-day activities. One of these senior leaders is Barbara Novick, my friend and co-founder. This year, Barbara announced her transition from Vice Chairman to senior advisor after 32 years of extraordinary accomplishments at BlackRock and as one of the industry’s most influential figures. Barbara led BlackRock’s global client group for our first two decades, and the strength of our client relationships today is a testament to her leadership. After the financial crisis, I asked Barbara to lead our government relations group, knowing that between her command of the issues and her fierce commitment to investors, no one would be better placed to be a voice for investors on post-crisis policy. About two years ago, as investment stewardship became an increasingly important part of our responsibilities to stakeholders, I asked Barbara to take on oversight of BlackRock’s Investment Stewardship team. Under her leadership, we have continued to grow our stewardship team, its capabilities and its commitment to transparency. As co-founders, Rob Kapito and I are sad to see Barbara transition to a new role. But we are eternally grateful for her contributions to the firm, our clients and the industry, and we will continue to rely on her counsel.

I also want to thank a longtime director and friend, Ivan Seidenberg, who will be retiring from our Board this year. Ivan epitomizes good corporate governance: he never takes anything for granted and always asks the toughest questions of me and the firm’s senior leaders. He has provided invaluable wisdom and guidance during his tenure, including on key technology issues drawn from a long career in telecommunications. He has been a great partner for whom I have the utmost respect. Every one of BlackRock’s 16,200 employees must be motivated, equipped and supported to be the best they can be. BlackRock invests heavily in our people through a variety of programs, including leadership, development and educational opportunities for employees to enhance their skill sets and achieve fulfilling careers. It includes increasing all forms of diversity throughout our organization because we know diversity drives better performance. Beyond focusing on the numbers, we are ensuring we have the right policies and programs to support a more diverse and inclusive BlackRock community and to help everyone achieve their highest potential. Toward this end, we also strive to support all aspects of employees’ physical, emotional and financial well-being so they can stay energized, engaged and inspired. In normal times, as I travel to see clients around the world, I make sure to meet with our employees in each city I visit, and I see firsthand how deeply each individual at BlackRock lives our purpose. That commitment is what gives me the confidence in our future as a firm. BlackRock’s employees are active, involved members of our communities, and they help energize and advance our social responsibility to make a positive impact in our society. Through our Social Impact team, BlackRock invests in ideas and solutions that support a more inclusive and sustainable economy and enable more people to be able to invest in their futures. To support our long-term charitable mission, we announced earlier this year our commitment of $589 million and the establishment of the BlackRock Foundation. More pressing today, however, is supporting the response to the coronavirus outbreak. That is why BlackRock has committed $50 million in charitable funds to the immediate relief of those who are most affected right now; to help address the financial hardship and social dislocation that this pandemic brings in its wake, as families grapple with job disruptions, school closures, unexpected childcare and medical costs. The strength of our culture is what makes our platform more capable and better positioned for the future than it has been at any time in our history.    My co-founders, leadership team and I have spent tremendous time in making sure that we have instilled this deep fiduciary culture at BlackRock. When we, or the next generation of leaders, encounter either difficulty or opportunity, we will be guided by the same principles that we have always followed: doing what is best for clients and what is consistent with living our purpose. That purpose is how we will continue to deliver long-term growth and value for all of our stakeholders, whose success and BlackRock’s success are inextricable. Our shareholders, and the capital they provide, have enabled us to build the best possible investment and technology platform and to consistently invest for the future. Our investments have enabled us to navigate and lead structural change in our industry and generate stronger, more consistent growth and long-term value. Our employees have powered these innovations, transforming the asset management industry over the past 32 years and constantly raising the bar for what a manager can deliver for clients. Their commitment to our culture—â€Što serving our clientsâ€Š—â€Š is why we are such a resilient firm. Our clients are why we exist. Everything we do is to help them achieve their goals. By helping them invest for the future, by making quality investments more accessible, by helping them navigate crises and by enabling them to invest for a sustainable future, we achieve our purpose of helping more and more people experience financial well-being. And our clients’ investments power economic growth in communities around the world. Their capital helps create jobs, start businesses and drive innovation. We must be responsible stewards of that capital, because it is these communities that give us our license to operate. These communities are our communities, and they have been transformed over the past three months. We have all been impacted in some way by the coronavirus. This pandemic—â€Šand the collective responsibility required to stem its spread—â€Šis an important reminder of our shared humanity. We must be unified in supporting each other, protecting our health and constantly strengthening our ability to prepare and respond to crises like this. To all our employees, to our friends, clients, and shareholders, and to all the communities where we operate, please do all you can to stay healthy and be safe. Sincerely, Laurence D. Fink Chairman and Chief Executive Officer BlackRock Annual Report 2019 21

BlackRock’s Board of Directors plays an integral role in our governance, strategy, growth and success. It has always been important that our Board functions as a key strategic governing body that constantly challenges our leadership team to evolve and guide BlackRock into the future. LaurenceD.Fink Chairman and Chief Executive Officer, BlackRock, Inc. Mathis Cabiallavetta Former Vice Chairman of the Board of Directors, Swiss Re WilliamS. Demchak President and Chief Executive Officer, The PNC Financial Services Group, Inc. BaderM.Alsaad Former Managing Director of the Kuwait Investment Authority Pamela Daley Former Senior Vice President of Corporate Business Development, General Electric Company JessicaP.Einhorn Former Dean, Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University

William E. Ford
Chief Executive Officer, General Atlantic



Fabrizio Freda
President and Chief Executive Officer, The Estée Lauder Companies Inc.



Murry S. Gerber
Lead Independent Director
Former Chairman and Chief Executive Officer, EQT Corporation



Margaret L. Johnson
Executive Vice President of Business Development, Microsoft Corporation



Robert S. Kapito
President, BlackRock, Inc.



Cheryl D. Mills
Chief Executive Officer, BlackIvy Group



Gordon M. Nixon
Former President and Chief Executive Officer, Royal Bank of Canada



Charles H. Robbins
Chairman and Chief Executive Officer, Cisco Systems, Inc.



Ivan G. Seidenberg
Former Chairman and Chief Executive Officer, Verizon Communications Inc.



Marco Antonio Slim Domit
Chairman of the Board of Directors, Grupo Financiero Inbursa



Susan L. Wagner
Former Vice Chairman, BlackRock, Inc.



Mark Wilson
Former Chief Executive Officer, Aviva plc; Former Chief Executive Officer and President, AIA

BlackRock Annual Report 2019 23

Financial Highlights

Please review the Important Notes on page 25 for information on certain non-GAAP figures shown below and through page 24, as well as for source information on other data points on pages 2 through 24.

Certain financial information reflects previously reported amounts and does not reflect the recast related to the adoption of the new revenue recognition standard. For further information, refer to Note 2, *Significant Accounting Policies*, in the consolidated financial statements in our 2018 Form 10-K.

(in millions)	**2019**	2018	2017
Total AUM (end of period)	**$ 7,429,633**	$ 5,975,818	$ 6,288,195
Revenue	**14,539**	14,198	13,600
Net income attributable to BLK, GAAP	**4,476**	4,305	4,952
Net income attributable to BLK, as adjusted	**4,484**	4,361	3,698
Operating income, as adjusted	**5,551**	5,531	5,269
Operating margin, as adjusted	**43.7%**	44.3%	44.1%
Diluted weighted-average common shares	**158**	162	164

Per share

Diluted earnings, GAAP	**$ 28.43**	$ 26.58	$ 30.12
Diluted earnings, as adjusted	**28.48**	26.93	22.49
Dividends declared	**13.20**	12.02	10.00

24 BlackRock Annual Report 2019

Opinions Opinions expressed through page 24 are those of BlackRock, Inc. as of March 2020 and are subject to change. BlackRock data points All data through page 24 reflects as-adjusted full-year 2019 results or is as of December 31, 2019, unless otherwise noted. 2019 organic growth is defined as full-year 2019 net flows divided by assets under management (AUM) for the entire firm, a particular segment or particular product as of December 31, 2018. Long-term product offerings include active and passive strategies across equity, fixed income, multi-asset and alternatives, and exclude AUM and flows from the cash management and advisory businesses. Industry data points Global equity market returns on page 1 are based off of the gross return of the MSCI World index. Time horizon for the $10,000 invested on January 1st, 2009 is 1/1/2009 to 12/31/19. Time horizon for the $10,000 invested every year over a 4-decade long career is 1/1/1980 to 12/31/19 and assumes 20 years of retirement. All data is as of 12/31/2019 unless otherwise noted. GAAP and as-adjusted results See pages 38–40 of the 10-K for an explanation of the use of Non-GAAP Financial Measures and a reconciliation to GAAP. Performance notes Past performance is not indicative of future results. Except as specified, the performance information shown is as of December 31, 2019 and is based on preliminary data available at that time. The performance data shown reflects information for all actively and passively managed equity and fixed income accounts, including US registered investment companies, European-domiciled retail funds and separate accounts for which performance data is available, including performance data for high net worth accounts available as of November 30, 2019. The performance data does not include accounts terminated prior to December 31, 2019 and accounts for which data has not yet been verified. If such accounts had been included, the performance data provided may have substantially differed from that shown. Performance comparisons shown are gross-of-fees for institutional and high net worth separate accounts, and net-of-fees for retail funds. The performance tracking shown for index accounts is based on gross-of-fees performance and includes all institutional accounts and all iShares funds globally using an index strategy. AUM information is based on AUM available as of December 31, 2019 for each account or fund in the asset class shown without adjustment for overlapping management of the same account or fund. Fund performance reflects the reinvestment of dividends and distributions. Performance shown is derived from applicable benchmarks or peer median information, as selected by BlackRock, Inc. Peer medians are based in part on data either from Lipper, Inc. or Morningstar, Inc. for each included product. BlackRock Annual Report 2019 25

BlackRock, Inc. Form 10-K Table of Contents PART I 1 Item 1 Business 19 Item 1A Risk Factors 31 Item 1B Unresolved Staff Comments 31 Item 2 Properties 31 Item 3 Legal Proceedings 32 Item 4 Mine Safety Disclosures PART II 33 Item 5 Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities 34 Item 6 Selected Financial Data 36 Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations 61 Item 7A Quantitative and Qualitative Disclosures About Market Risk 62 Item 8 Financial Statements and Supplemental Data 62 Item 9 Changes in and Disagreements with Accountants on Accounting and Financial Disclosure 62 Item 9A Controls and Procedures 65 Item 9B Other Information PART III 65 Item 10 Directors, Executive Officers and Corporate Governance 65 Item 11 Executive Compensation 65 Item 12 Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters 65 Item 13 Certain Relationships and Related Transactions, and Director Independence 65 Item 14 Principal Accountant Fees and Services PART IV 65 Item 15 Exhibits and Financial Statement Schedules 69 Signatures 26 BlackRock Annual Report 2019

COMMON STOCK INFORMATION

COMMON STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on BlackRock's common stock from December 31, 2014 through December 31, 2019, as compared with the cumulative total return of the S&P 500 Index and the SNL US Asset Manager Index*. The graph assumes the investment of $100 in BlackRock's common stock and in each of the two indices on December 31, 2014 and the reinvestment of all dividends, if any. The following information has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed. The performance graph is not necessarily indicative of future investment performance.


Total Return Performance
$200
$150
$100
$50
$0
12/31/14
12/31/15
12/31/16
12/31/17
12/31/18
12/31/19
BlackRock, Inc.
S&P 500 Index
SNL US Asset Manager Index

	Period Ending					
	12/31/14	12/31/15	12/31/16	12/31/17	12/31/18	12/31/19
BlackRock, Inc.	$100.00	$ 97.66	$111.95	$154.68	$121.26	$159.86
S&P 500 Index	$100.00	$101.38	$113.51	$138.29	$132.23	$173.86
SNL US Asset Manager Index	$100.00	$ 85.28	$ 90.22	$119.80	$ 90.38	$125.96

* As of December 31, 2019, the SNL US Asset Manager Index included: Affiliated Managers Group Inc.; AllianceBernstein Holding L.P.; Ameriprise Financial Inc.; Apollo Global Management LLC; Ares Management Corporation; Artisan Partners Asset Management Inc.; Ashford Inc.; Associated Capital Group Inc.; BlackRock Inc.; BrightSphere Investment Group; Cohen & Steers Inc.; Diamond Hill Investment Group; Eaton Vance Corp.; Federated Hermes Inc.; Fifth Street Asset Management Inc.; Franklin Resources Inc.; GAMCO Investors Inc.; Great Elm Capital Group Inc.; Hamilton Lane Inc.; Hennessy Advisors Inc.; Invesco Ltd.; Janus Henderson Group Plc.; KKR & Co; Legg Mason Inc.; Manning & Napier Inc.; Medley Management Inc.; Pzena Investment Management Inc.; Safeguard Scientifics Inc.; Sculptor Capital Management Inc.; SEI Investments Co.; Silvercrest Asset Management Group; T. Rowe Price Group Inc.; The Blackstone Group; The Gabelli Equity Trust; U.S. Global Investors Inc.; Victory Capital Holdings Inc.; Virtus Investment Partners Inc.; Waddell & Reed Financial Inc.; Westwood Holdings Group Inc.; WisdomTree Investments Inc.

BlackRock Offices Worldwide BlackRock has offices in more than 30 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. Americas Atlanta Bloomfield Hills Boca Raton Bogotá Boston Buenos Aires Charlotte Chicago Dallas Denver Greenwich Houston Lima Mexico City Miami Montreal Newton New York Newport Beach Palo Alto Philadelphia Pittsburgh Ponte Vedra        Beach Princeton Rancho Cordova Reston San Francisco Santa Monica Santiago de los        Caballeros Santiago São Paulo Seattle Toronto Washington D.C. Wilmington EMEA Abu Dhabi Amsterdam Athens Belgrade Brussels Budapest Cape Town Copenhagen Dubai Dublin Edinburgh Frankfurt Geneva London Luxembourg Madrid Milan Munich Paris Riyadh Saint Heliers Stockholm Tel Aviv Vienna Zürich    Asia-Pacific Bengaluru Beijing Brisbane Gurgaon Hong Kong Melbourne Mumbai Seoul Shanghai Corporate Headquarters BlackRock, Inc. 55 East 52nd Street New York, NY 10055 (212) 810-5300 Stock Listing BlackRock, Inc.’s common stock is traded on the New York Stock Exchange under the symbol BLK. At the close of business on January 31, 2020, there were 219 common stockholders of record. Internet Information Information on BlackRock’s financial results and its products and services is available on the Internet at www.blackrock.com. Financial Information BlackRock makes available, free of charge, through its website at www.blackrock.com, under the heading “Investor Relations,” its Annual Report to Stockholders, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, its Proxy Statement and Form of Proxy and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. The Company has included as Exhibit 31 to its Annual Report    on Form 10-K for fiscal year ended December 31, 2019, with the Securities and Exchange Commission, certificates of the Chief Executive Officer and Chief Financial Officer of the Company certifying the quality of the Company’s public disclosure, and the Company has submitted to the New York Stock Exchange a certificate of the Chief Executive Officer of the Company certifying that he is not aware of any violation by the Company of New York Stock Exchange corporate governance listing standards. Deloitte & Touche LLP has provided its consent to the inclusion of its reports dated February 28, 2020, relating to the consolidated financial statements of BlackRock, Inc., and the effectiveness of BlackRock, Inc.’s internal control over financial reporting, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which has been filed as Exhibit 23.1 to such report. Inquiries BlackRock will provide, free of charge to each stockholder upon written request, a copy of BlackRock’s Annual Report to Stockholders, Annual Report on    Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement and Form of Proxy and all amendments to those reports. Requests for copies should be addressed to Investor Relations, BlackRock, Inc., 55 East 52nd Street, New York NY 10055. Requests may also be directed to (212) 810-5300 or via email to invrel@blackrock.com. Copies may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Stockholders and analysts should contact Investor Relations at (212) 810-5300 or via e-mail at invrel@blackrock.com. Dividend Policy The declaration of and payment of dividends by BlackRock are subject to the discretion of our Board of Directors. On January 29, 2020, the Board of Directors approved BlackRock’s quarterly dividend of $3.63 to be paid on March 23, 2020, to stockholders of record at the close of business on March 5, 2020. Registrar And Transfer Agent Computer share    480 Washington Boulevard    Jersey City, NJ 07310-1900 (800) 903-8567    ©2020 BlackRock, Inc. All Rights Reserved. BlackRock, iShares, BlackRock Solutions, Aladdin and Life Path are registered trademarks of BlackRock, Inc. or its subsidiaries in the United States and elsewhere.

2019 Annual Report